Exhibit 3.5


                                    ADDENDUM
 To the Consultant Agreement between Joey DiFrancesco and Clubhouse Videos, Inc.
                              signed April 20, 2003



                    Paragraph 3 (1)
                    Both parties agree:
                    That the Consultant shall not have the right to exercise S-8 options up to an additional $750,000 shares at a 50% discount of the 10 - day bid average.

                    Instead both parties agree that in years One, Two and Three the Consultant shall receive a Draw of an additional $750,000 in cash or S-8 shares at a 50% discount of the 10 day bid average against a 15% Gross Commission of any sales or marketing services that generate revenue for the company.

                    Paragraph 3 (2)
                    Both parties agree that this clause is deleted.

                    Paragraph 4
                    Both parties agree that this paragraph be deleted.



                    CONSULTANT                         DATE
                                                           ----------------

                    ---------------------------
                    Joey DiFrancesco



                    COMPANY

                    Clubhouse Videos, Inc.

                    By:
                       ------------------------
                          David D. Mouery, CEO